Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-33616 and 333-84084 of Loews Corporation on Form S-8 of our report dated March 19, 2003 (which report expresses an unqualified opinion and includes two explanatory paragraphs, one relating to the restatement of the consolidated financial statements for 2001 and 2000, and the other relating to changes in method of accounting for goodwill and other intangible assets and for derivative and hedging activities to conform to Statements of Financial Accounting Standards Nos. 142 and 133, respectively), appearing in this Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2002.




DELOITTE & TOUCHE LLP
New York, NY
March 21, 2003